Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2016, with respect to the combined financial statements of the Information Systems & Global Solutions business of Lockheed Martin Corporation included in the Registration Statement (Form S-4) and related Prospectus of Leidos Holdings, Inc.

/s/ Ernst & Young LLP

McLean, Virginia

April 15, 2016